Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street	July 29, 2015
	San Jose, CA 95112-4598	for immediate release

Contact:	Tom Smegal (408) 367-8200 (analysts)
Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

SECOND QUARTER AND YEAR TO DATE 2015 RESULTS

SAN JOSE, CA —  California Water Service Group (NYSE: CWT) today announced net income for the second quarter of 2015 was $9.8 million or $0.21 per diluted common share, as compared to net income of $17.2 million or $0.36 per diluted common share for the second quarter of 2014.  The decrease in net income was due primarily to a decrease in accrued unbilled revenue resulting from lower customer consumption associated with the drought and mandatory conservation at the end of the period.  The second quarter of 2014 had also included a non-recurring $2.5 million tax benefit.

For the six month period ended June 30, 2014, net income was $11.4 million, or $0.24 per diluted common share compared to a net income of $11.7 million or $0.24 per diluted common share for the six month period ended June 30, 2014.  Net income decreased $0.3 million during the first six months of 2015 compared to the first six months of 2014.  The decrease in net income was due primarily to a decrease in accrued unbilled revenue, increases in administrative and general, other operations, and income tax expense that was partially offset by rate increases from the approval of the 2012 California General Rate Case (GRC) during the third quarter of 2014, and reductions in depreciation and amortization, maintenance and net interest expenses.

Second Quarter Results

For the second quarter, the decrease in net income was due primarily to a decrease in accrued unbilled revenue resulting from lower customer consumption associated with the drought and mandatory conservation at the end of the period. The second quarter of 2014 had also included a non-recurring $2.5 million tax benefit.

Total revenue decreased $14.0 million, or 9%, to $144.4 million, for the second quarter of 2015 as compared to revenue of $158.4 million for the second quarter of 2014.  The decrease resulted from a $10.1 million decrease in accrued unbilled revenue and a $6.7 million revenue decrease from lower production costs recorded in the modified cost balancing account (MCBA) mechanism. These were partially offset by rate increases of $2.8 million, other balancing account revenue increases of $2.1 million, and additional sales to new customers of $0.6 million.  The change in accrued unbilled revenue resulted from a decrease in consumption at the end of the quarter which is not included in the water revenue adjustment mechanism (WRAM) until it is billed.  The WRAM account records changes in billed revenue.  Unbilled revenue is seasonal and the pattern of unbilled revenue changes can fluctuate on a year-to-year basis.

Total operating expenses decreased $7.2 million, or 5%, to $127.9 million, for the second quarter of 2015 as compared to operating expenses of $135.1 million, for the second quarter of 2014, principally due to an $8.9 million or 14% reduction in water production expenses. Total water production decreased by 21% during the second quarter of 2015 as compared to the second quarter of 2014 due to California drought restrictions.

Administrative and general and other operations expenses increased $4.3 million, or 11%, to $44.1 million, due primarily to increases in pension and post retirement costs of $2.9 million, California drought program incremental costs of $0.9 million, employee wage increases of $0.4 million, and additional water conservation program costs of $0.5 million.  These cost increases were partially offset by a $1.5 million decrease in uninsured losses.  Water conservation program costs are affected by seasonal patterns and are dependent on customer demand for our programs.  Changes in employee pension and other postretirement benefits and water conservation program expenses for regulated California operations did not affect net income, because the Company is permitted by the California Public Utilities Commission (CPUC) to track these costs in balancing accounts for future recovery, which creates a corresponding change to operating revenue.

Maintenance expense increased $0.3 million, or 7%, to $5.3 million, mostly due to increases in transmission and distribution mains repair costs.

Depreciation and amortization expense decreased $0.7 million, or 5%, to $15.4 million due to a decrease in depreciation rates that was authorized last year in the 2012 GRC offset by 2014 capital additions.

Income taxes decreased $2.1 million to $5.1 million in the second quarter of 2015 as compared to second quarter of 2014, primarily due to an $8.7 million decrease to pre-tax income in the second quarter of 2015 that was partially offset by a non-recurring $2.5 million tax benefit in the second quarter of 2014.

Other income, net of income taxes, decreased $0.8 million in the second quarter of 2014, due to a decrease in unrealized gains on our benefit plan insurance investments.

Net interest expense decreased $0.2 million, or 3%, to $6.6 million, due to an increase in interest charged to construction projects.

During the first six months of 2015, the total company funded and developer funded investment was $75.8 million in utility plant, up 33% or $18.8 million from $57 million in the first six months of 2014.

The undercollected net receivable balance in the WRAM and MCBA mechanism was $47.9 million at the end of the second quarter, down 0.6% or $0.3 million from the balance at the end of the first quarter.

“Our California customers are doing a great job at reducing their water consumption in response to Governor Brown’s emergency drought declaration and executive order requiring a statewide 25% reduction in urban water use effective June 1.  Customers achieved the water use reduction targets in June and are headed in the right direction for the challenging summer months.  We continue to take a customer-first approach, and are working hand-in-hand with customers and communities to help them continue to hit their water conservation targets this summer,” said Martin A. Kropelnicki, President and Chief Executive Officer.  “Year to date results are in line with our projections and reflected our efforts to help customers reduce consumption.  The success of our water conservation plan also resulted in significant reductions to water production costs during the second quarter,” he said.

“As we move into the second half of 2015, we will continue our customer-first approach while continuing to focus on operating efficiently and investing prudently in capital to deliver results for our shareholders and high-quality, reliable water service to our customers,” Kropelnicki said.

2015 California GRC

On July 3, 2015, Cal Water filed a GRC application seeking rate increases in all regulated operating districts in California beginning January 1, 2017. The 2015 GRC application requested an increase of $94.8 million in rates for 2017, $23.0 million in rates for 2018, and $22.6 million in rates for 2019. As part of its application, Cal Water requested to invest $693.0 million in districts throughout California over the three-year period from January 1, 2016 through December 31, 2018 in order to provide a safe and reliable water supply to its customers.

All stockholders and interested investors are invited to listen to the teleconference. The 2015 second quarter conference call scheduled for Thursday, July 30, 2015 at 7:30am ET may be accessed by dialing 1-888-430-8705 or 1-719-457-2697 and keying in ID# 1770876. A replay of the call will be available from 2:00 p.m. ET on Thursday, July 30, 2015 through September 30, 2015, at 1-888-203-1112 or 1-719-457-0820, ID# 1770876.  The call, which will be hosted by President and Chief Executive Officer Martin A. Kropelnicki, Vice President and Chief Financial Officer Thomas F. Smegal, and Vice President of Rates and Regulatory Matters Paul G. Townsley, will also be webcast under the investor relations tab at www.calwatergroup.com.

California Water Service Group is the parent company of California Water Service, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services. Together these companies provide regulated and non-regulated water service to more than 2 million people in 100 California, Washington, New Mexico and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”  Additional information is available at our web site at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except per share data)

	June 30,	December 31,
	2015	2014
ASSETS
Utility plant:
Utility plant	$2,419,050	$2,342,471
Less accumulated depreciation and amortization	(782,374)	(752,040)
Net utility plant	1,636,676	1,590,431

Current assets:
Cash and cash equivalents	24,515	19,587
Receivables:
Customers	29,519	25,803
Regulatory balancing accounts	42,941	53,199
Other	14,279	14,136
Unbilled revenue	25,985	23,740
Materials and supplies at weighted average cost	6,078	6,041
Taxes, prepaid expense, and other assets	6,889	11,618
Total current assets	150,206	154,124

Other assets:
Regulatory assets	403,042	390,331
Goodwill	2,615	2,615
Other assets	50,510	49,850
Total other assets	456,167	442,796
	$2,243,049	$2,187,351

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$479	$478
Additional paid-in capital	331,574	330,558
Retained earnings	290,983	295,590
Total common stockholders’ equity	623,036	626,626
Long-term debt, less current maturities	416,779	419,233
Total capitalization	1,039,815	1,045,859

Current liabilities:
Current maturities of long-term debt	6,556	6,607
Short-term borrowings	126,615	79,115
Accounts payable	68,677	59,395
Regulatory balancing accounts	2,647	6,126
Accrued interest	4,212	4,194
Accrued expenses and other liabilities	61,708	62,269
Total current liabilities	270,415	217,706

Unamortized investment tax credits	2,032	2,032
Deferred income taxes, net	221,333	214,842
Pension and postretirement benefits other than pensions	276,591	270,865
Regulatory liabilities and other	81,873	83,279
Advances for construction	181,615	182,284
Contributions in aid of construction	169,375	170,484
Commitments and contingencies	—	—
	$2,243,049	$2,187,351

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	June 30,	June 30,
For the Three-Months ended:	2015	2014

Operating revenue	$144,414	$158,416
Operating expenses:
Operations:
Water production costs	53,022	61,915
Administrative and general	26,637	23,796
Other operations	17,512	16,004
Maintenance	5,326	4,988
Depreciation and amortization	15,354	16,087
Income taxes	5,102	7,190
Property and other taxes	4,968	5,144
Total operating expenses	127,921	135,124

Net operating income	16,493	23,292

Other income and expenses:
Non-regulated revenue	3,479	3,474
Non-regulated expenses	(3,504)	(2,253)
Income tax benefit (expense) on other income and expenses	10	(481)
Net other (loss) income	(15)	740

Interest expense:
Interest expense	7,061	7,077
Less: capitalized interest	(428)	(215)
Net interest expense	6,633	6,862

Net income	$9,845	$17,170

Net income per share
Basic	$0.21	$0.36
Diluted	$0.21	$0.36
Weighted average shares outstanding
Basic	47,880	47,804
Diluted	47,892	47,837
Dividends per share of common stock	$0.16750	$0.1625

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	June 30	June 30
For the Six-Months ended:	2015	2014

Operating revenue	$266,399	$268,931
Operating expenses:
Operations:
Water production costs	98,224	107,317
Administrative and general	54,332	48,937
Other operations	33,355	32,380
Maintenance	9,783	9,993
Depreciation and amortization	30,673	32,140
Income taxes	5,715	3,351
Property and other taxes	10,327	10,369
Total operating expenses	242,409	244,487

Net operating income	23,990	24,444

Other income and expenses:
Non-regulated revenue	6,726	7,754
Non-regulated expenses	(5,747)	(6,372)
Income tax (expense) on other income and expense	(393)	(560)
Net other income	586	822

Interest expense:
Interest expense	14,130	14,152
Less: capitalized interest	(974)	(580)
Net interest expense	13,156	13,572

Net income	$11,420	$11,694

Net income per share
Basic	$0.24	$0.24
Diluted	$0.24	$0.24
Weighted average shares outstanding
Basic	47,853	47,780
Diluted	47,873	47,818
Dividends declared per share of common stock	$0.3350	$0.3250